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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ami James Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1360 Washington Ave.
Miami Beach, FL	33139
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

N/A	N/A
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to

General Instruction A.(c), check the following box.      .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to

General Instruction A.(d), check the following box.  X .

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

100,000,000 shares of common stock authorized, $0.00001 par value.  Each stockholder is entitled to one vote for each share held by him on each matter submitted to a vote of stockholders.  Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders. Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Item 2. Exhibits.

The Registrant hereby incorporates by reference herein the following exhibits:

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date
3.1	Articles of Incorporation	S-1	September 12, 2012
3.2	Bylaws	S-1	September 12, 2012

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) Ami James Brands, Inc.

Date January 20, 2016

By /s/ Ami James

Ami James, President & Sole Director

*Print the name and title of the signing officer under his signature.